EXHIBIT 12

                             GIDDINGS & LEWIS, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (In thousands, except ratios)

                                           Six
                                         Months
                                          Ended                  Year Ended December 31,
                                         July 2,
                                          1995         1994       1993         1992      1991       1990

    Earnings Before Taxes                 $27,119     $77,606    $70,027     $46,024   $30,137     $26,393

    Add:

     Interest Expense                      $3,453      $1,720     $4,141     $10,009    $1,524        $184

     Estimated Interest Component of
         Rental Payments                     $406        $733       $719        $836      $499        $253

    Earnings, as Adjusted                 $30,978     $80,059    $74,887     $56,869   $32,160     $26,830

    Fixed Charges:

     Interest Expense                      $3,453      $1,720     $4,141     $10,009    $1,524        $184

     Estimated Interest Component of
         Rental Payments                     $406        $733       $719        $836      $499        $253

    Total Fixed Charges                    $3,859      $2,453     $4,860     $10,845    $2,023        $437

    Ratio of Earnings to Fixed
     Charges                                  8.0x       32.6x      15.4x        5.2x     15.9x       61.4x
